Exhibit 99.1

For Immediate Release

Hasbro Completes Acquisition of Entertainment One

PAWTUCKET, R.I. – December 30, 2019 – Hasbro, Inc. (NASDAQ: HAS) today announced that it has completed its previously announced acquisition of Entertainment One Ltd. (eOne), adding beloved global brands and expanding storytelling through immersive entertainment experiences.

“We are excited about what we can do together and see tremendous opportunity for shareholder value creation through this acquisition,” said Brian Goldner, Hasbro chairman and chief executive officer. “Our businesses are highly complementary with substantial synergies and a great cultural fit. The addition of eOne accelerates our blueprint strategy by expanding our brand portfolio with eOne’s beloved global preschool brands, adding proven TV and film expertise, and creating additional opportunities for long-term profitable growth. We are pleased to welcome the incredibly talented eOne team to our Company.”

Darren Throop, president and chief executive officer of eOne, will report to Goldner. In addition, eOne’s Olivier Dumont, president, family & brands, Steve Bertram, president, film & television, and Chris Taylor, global president, music, will also be joining Hasbro, reporting to Throop.

The all-cash transaction is valued at approximately £2.9 billion, based on the consideration of £5.60 per common share of eOne. Converted at a rate of 1.31 USD/GBP on December 30, 2019, the total cash consideration was approximately US$3.8 billion. Hasbro also expects to redeem eOne’s outstanding senior secured notes and to pay off the debt outstanding under eOne’s revolving credit facility, which together represent approximately £0.6 billion of eOne’s indebtedness.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play and Entertainment Experiences. From toys, games and consumer products to television, movies, digital gaming, live action, music, and virtual reality experiences, Hasbro connects to global audiences by bringing to life great innovations, stories and brands across established and inventive platforms.  Hasbro’s iconic brands include NERF, MAGIC THE GATHERING, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, POWER RANGERS, PEPPA PIG and PJ MASKS as well as premier partner brands. Through its global entertainment studio eOne, as well as its entertainment labels, Allspark Pictures and Allspark Animation, Hasbro is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 13 on the 2019 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past eight years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

Forward-Looking Statements

Certain statements in this press release contain "forward-looking statements" with respect to Hasbro within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements include expectations concerning the anticipated benefits and synergies of the transaction and future opportunities for the combined company. Hasbro’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: uncertainty of whether Hasbro could achieve the expected benefits and synergies from the transaction and successfully integrate the operations of eOne within the anticipated time frame or at all; risks of unexpected costs, liabilities or delays; integration difficulties, including the ability to retain key personnel; Hasbro’s indebtedness, including the additional indebtedness incurred in connection with the transaction; risks and uncertainties relating to the play and entertainment industries, including the retail landscape, distribution channels, consumer preferences, application of tariffs on Hasbro’s products, and other factors that may impact or alter Hasbro’s anticipated business plans, strategies and objectives; the effect of the consummation of the transaction on customers, employees, suppliers, partners and operating results; and other risks detailed from time to time in Hasbro’s filings with the US Securities and Exchange Commission. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this press release. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release. You should not place undue reliance on forward-looking statements.

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Hasbro Press and Investor Contacts:

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | Debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | Julie.duffy@hasbro.com